Exhibit 23

CONSENT OF KPMG LLP, INDEPENDENT AUDITORS

The Board of Directors

Ostex International, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-44143, 333-41850, 333-73748) on Form S-8 of Ostex International, Inc. of our report dated January 24, 2003, with respect to the balance sheet of Ostex International, Inc. as of December 31, 2002 and the related statements of operations, shareholders’ equity, and cash flows for the year then ended, which report appears in the December 31, 2002 annual report on Form 10-K of Ostex International, Inc.

Our report dated January 24, 2003 contains an explanatory paragraph that states that Ostex International, Inc. has suffered recurring losses from operations and needs to raise significant additional capital to meet its operating and debt requirements.  These factors raise substantial doubt about Ostex International, Inc.’s ability to continue as a going concern.  The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

Seattle, Washington

March 21, 2003